Exhibit 99.2

Ramaco Resources, Inc. Announces Board of Directors and Management Changes

Company Release – February 16, 2021

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today announced that its Board of Directors accepted the resignation of Tyler Reeder as a Director and the appointment of Jennifer Gray as a new independent director. Both Reeder and Gray are currently Managing Directors of Energy Capital Partners, a major shareholder in the Company.

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer remarked, “We are sorry to announce that Tyler Reeder will be stepping down from the Board due to other commitments at Energy Capital. Tyler has been a steady, experienced voice on the Board since before we became a public company and his counsel will be missed. We are excited however to be welcoming Jennifer Gray to the Board. Jennifer’s legal background will provide the Board with additional strength as we navigate today’s challenging environment. We look forward to working with her as part of our outstandingly qualified Board.”

With this appointment Ramaco Resources Board will be comprised of eight independent directors and three inside directors.

The Company also announced that it had appointed Jason T. Fannin to the additional title of Chief Commercial Officer. He also serves in the role of Senior Vice President Chief Marketing Officer. Atkins continued, “We have been pleased and proud of the role that Jason has played since he joined the Company last year. We felt he deserved recognition for the additional duties we will ask him to perform in coordination of our overall commercial marketing, sales and logistical efforts.”

About Ramaco Resources, Inc.
Ramaco Resources, Inc. is an operator and developer of metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines operating from two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at www.ramacoresources.com.

Contact:

Phone: 859-244-7455

Email: info@ramacoresources.com